Exhibit 5


Susan Wolf
Associate General Counsel
(410 234-5628




                         March 4, 1997



Baltimore Gas and Electric Company
Gas and Electric Building
P.O. Box 1475
Baltimore, Maryland 21203-1475

William H. Munn
BGE Home Products & Services, Inc.
7161 Columbia Gateway Drive
Columbia, Maryland  21046

Gentlemen:

      This opinion is provided in connection with the Registration Statement on Form S-3 (the "S-3") being filed by Baltimore Gas and Electric Company ("BGE") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended. The S-3 covers the proposed resale by William H. Munn, the selling shareholder of shares of Common Stock without par value (the "Shares").

      I am Associate General Counsel - Corporate of BGE and head of the Corporate Unit of its Legal Department. I am generally familiar with BGE's corporate history, properties, operations, Charter and the issuance of its securities. In connection with this opinion I, together with the General Counsel and the attorneys we supervise, have considered, among other things (1) BGE's Charter; (2) BGE's By-Laws; (3) the corporate proceedings for authorization to file the S-3;
(4) the S-3 (including all exhibits to it); and (5) all other documents, transactions, and matters of law as we deemed necessary in order to render this opinion.

Baltimore Gas and Electric Company
William H. Munn
March 4, 1997
Page 2

     I am of the opinion that the Shares constitutes legally issued, fully paid and nonassessable shares of Common Stock of BGE.

      I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland and the law of the United States of America. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflict of laws) of the State of Maryland and the United States of America as currently in effect.

      This opinion is provided solely for your benefit and may not be relied upon by, or quoted to, any other person or entity, in whole or in part, without my prior written consent.

      I hereby consent to the filing of this opinion as an exhibit to the S-3 and to the references to me in the S-3 or the prospectus constituting a part of the S-3.

                              Very truly yours,